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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             Gadzoox Networks, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   362555 10 4
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ ]  Rule 13d-1(b)

           [ ]  Rule 13d-1(c)

           [X]  Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)


                               Page 1 of 6 pages

---------------------                                          -----------------
CUSIP NO. 362555 10 4                    13G
---------------------                                          -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
          PERSON

          ONSET Enterprise Associates II, L.P.
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware Limited Partnership
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
     NUMBER OF                 0 shares
      SHARES           --------------------------------------------------------
    BENEFICIALLY        6      SHARED VOTING POWER
      OWNED BY                 1,388,888 shares
        EACH           --------------------------------------------------------
     REPORTING          7      SOLE DISPOSITIVE POWER
      PERSON                   0 shares
                       --------------------------------------------------------
       WITH             8      SHARED DISPOSITIVE POWER
                               1,388,888 shares
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,388,888 shares
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.4%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*
          PN
-------------------------------------------------------------------------------


                               Page 1 of 6 pages

---------------------                                          -----------------
CUSIP NO. 362555 10 4                   13G
---------------------                                          -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
          PERSON

          OEA II Management, LP
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (c)  [ ]
                                                                        (d)  [ ]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
      NUMBER OF                0 shares
       SHARES          --------------------------------------------------------
     BENEFICIALLY       6      SHARED VOTING POWER
      OWNED BY                 1,388,888 shares
        EACH           --------------------------------------------------------
      REPORTING         7      SOLE DISPOSITIVE POWER
       PERSON                  0 shares
        WITH           --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               1,388,888 shares
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,388,888 shares
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.4%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*
          PN
-------------------------------------------------------------------------------


                               Page 2 of 6 pages

---------------------                                          -----------------
CUSIP NO. 362555 10 4                   13G
---------------------                                          -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
          PERSON
          Robert Kuhling
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (e)  [ ]
                                                                        (f)  [ ]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
     NUMBER OF                 0 shares
      SHARES           --------------------------------------------------------
    BENEFICIALLY        6      SHARED VOTING POWER
      OWNED BY                 1,388,888 shares
       EACH            --------------------------------------------------------
     REPORTING          7      SOLE DISPOSITIVE POWER
      PERSON                   0 shares
                       --------------------------------------------------------
       WITH             8      SHARED DISPOSITIVE POWER
                               1,388,888 shares
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,388,888 shares
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.4%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*
          IN
-------------------------------------------------------------------------------

                               Page 3 of 6 pages

---------------------                                          -----------------
CUSIP NO. 362555 10 4                   13G
---------------------                                          -----------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
          PERSON
          Terry Opdendyk
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (g)  [ ]
                                                                        (h)  [ ]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
      NUMBER OF                0 shares
       SHARES          --------------------------------------------------------
     BENEFICIALLY       6      SHARED VOTING POWER
       OWNED BY                1,388,888 shares
        EACH           --------------------------------------------------------
      REPORTING         7      SOLE DISPOSITIVE POWER
       PERSON                  0 shares
                       --------------------------------------------------------
        WITH            8      SHARED DISPOSITIVE POWER
                               1,388,888 shares
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,388,888 shares
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.4%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*
          IN
-------------------------------------------------------------------------------


                               Page 4 of 6 pages

ITEM 1.

        (a) NAME OF ISSUER: Gadzoox Networks, Inc.

        (b) ADDRESS OF ISSUER'S PRINCIPAL BUSINESS OFFICES:

            5850 Hellyer Avenue, San Jose, CA 95138

ITEM 2.

        (a) NAME OF PERSON FILING: ONSET Enterprise Associates II, L.P, whose general partner is OEA II Management, LP, whose general partners are Robert Kuhling and Terry Opdendyk. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

        (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE: 2400 Sand Hill Road, Suite 150, Menlo Park, CA 94025

        (c) CITIZENSHIP: ONSET Enterprise Associates II, L.P. and OEA II Management, LP are Delaware limited partnerships. Mr. Kuhling and Mr. Opdendyk are United States citizens.

        (d) TITLE OF CLASS OF SECURITIES: Common Stock, $.005 par value

        (e) CUSIP NUMBER: 362555 10 4

ITEM 3.     Not applicable.

ITEM 4.

        (a) AMOUNT BENEFICIALLY OWNED: 1,388,888 shares

        (b) PERCENT OF CLASS: 5.4% for each Reporting Person. The foregoing percentage is calculated based on the 25,663,806 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Gadzoox Networks for the fiscal quarter ended September 30, 1999.

        (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i) Sole power to vote or to direct the vote: 0 shares for each Reporting Person

            (ii) Shared power to vote or to direct the vote: 1,388,888 shares for each Reporting Person

            (iii) Sole power to dispose or direct the disposition of: 0 shares for each Reporting Person

            (iv)    Shared power to dispose or direct the disposition of:
                    1,388,888 shares for each Reporting Person

ITEM 5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

ITEM 6.     Not applicable.

ITEM 7.     Not applicable.

ITEM 8.     Not applicable.



                               Page 5 of 6 pages

ITEM 9.     Not applicable.

ITEM 10. Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                                    SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 14, 2000


ONSET ENTERPRISE ASSOCIATES II, L.P., LIMITED PARTNERSHIP

By:  OEA II MANAGEMENT, LP



     By: /s/ TERRY OPDENDYK
        ------------------------------------
                  General Partner



OEA II MANAGEMENT, LP



/s/ ROBERT KUHLING
-------------------------------
Robert Kuhling, General Partner



/s/ TERRY OPDENDYK
-------------------------------
Terry Opdendyk, General Partner


                               Page 6 of 6 pages